Exhibit 10.12

AGREEMENT

This agreement dated January 25, 2002 (hereinafter, “Agreement”) by and between Teach Me To Trade, LLC, Ryan Smith, Chad Miller, Charles McHenry and David Hancock, (hereinafter collectively known as “TMTT”), and Whitney Information Network, Inc. (hereinafter known as “WIN”),.

Whereas, TMTT is in the education business specializing in courses relating to investing in the stock market and,

Whereas, WIN is in the direct response advertising business specializing in the post secondary education field with the emphasis on financing, real estate and asset protection, and

Whereas, both companies feel that there is a common synergy that should be capitalized upon and a strategic affiliation or combination of the two companies would be in the best interests of both.

THEREFORE, for and in consideration of the mutual promises, covenants, terms and conditions set forth herein, the parties agree as follows:

1.	WIN will lend funds in the amount of $200,000 to TMTT in the following manner. $100,000 on or before January 28, 2002, or upon execution of this Agreement, whichever occurs last, $75,000 on or before February 25, 2002 or upon execution of this Agreement, whichever occurs last, and $25,000 on or before March 15, 2002 or upon execution of this Agreement, whichever occurs last. TMTT (including its individual shareholders, Ryan Smith, Chad Miller, Charles McHenry and David Hancock) will sign a note for the $200,000 payable to WIN at 8% interest, payable monthly at the rate of $5,000 per month beginning on May 1, 2002 until paid (an amortization schedule is attached hereto as Appendix A). The note will be secured with the following (1) all of the assets of Teach Me To Trade, LLC, including the personal guarantee of the individual shareholders’ stock in TMTT, (2) a permanent, unlimited and unrestricted license for WIN to use the TMTT data base software for any lawful purpose, which license shall not expire upon repayment of the loan and (3) the “Trade Seeker” software and systems. The above obligation shall be evidenced by a “Note and Collateral Agreement” executed contemporaneously with the execution hereof., a copy of which is attached hereto as Appendix B. TMTT shall also execute any and all documents necessary to secure this obligation, including, without limitation, a form UCC-1. A copy of the software and the Code for said software will be held by WIN, pursuant to this agreement. As the software is updated or changed by the company TMTT will supply WIN with an updated copy and code.

2.	WIN will have the option of collecting on the note or converting the note to stock in the company or applying any unpaid amount of the note toward the purchase of TMTT assets, as described later in this agreement.

3.	WIN may in its sole discretion, provide such additional funds as it deems necessary to promote a marketing program to attract students to the TMTT free preview seminars. WIN will also, in its sole discretion, develop a marketing program for TMTT, including a TV infomercial as the main marketing tool in accomplishing its goals. WIN will own the marketing program and all rights thereto. WIN will develop media products for the program using raw footage taken by WIN or supplied to WIN for use in the program by TMTT. In addition to developing the marketing program, WIN will provide personnel at the free preview seminars to assist the TMTT team in securing tuition payments from potential students. Travel and hotel costs for the WIN staff (including TMTT personnel) at preview seminars will be paid first prior to any distributions. All revenues from the program will be processed by WIN and WIN will first recover all its costs incurred in developing and implementing a marketing program for TMTT, until the WIN cost advances are repaid. WIN will provide a monthly accounting to TMTT of all revenue and expenses. At the time that WIN recovers its costs, the then revenues in excess of WIN’S costs from the program (including all front end and back end sales of TMTT products and services) will be split 50% to WIN and 50% to TMTT. If WIN advances funds and other costs for media and or other program related expenses, WIN must first recover those funds prior to any split. In addition, WIN will, at its sole discretion, promote and air the TMTT product show. If WIN does not promote the show within 30 days after production, TMTT may promote its product show.

TMTT has given WIN it’s current TMTT informercial and has granted WIN permission to use this infomercial in whole or part to use in testing the current marketing, and for further use if Win deems the show fit for use. WIN may edit said infomercial and TMTT represents that it owns all right to said infomercial and any raw footage that was shot while making said infomercial. TMTT will make any and all additional footage available to WIN for editing. TMTT will provide WIN with all affidavits of testimonials and releases that allow the use of said testimonials in the infomercial. TMTT further grants WIN the right to use the current infomercial as is, or edit the infomercial for use in selling the TMTT product direct from the show. All revenues from the program will be processed by WIN and WIN will first recover all its costs for the program At the time that WIN recovers its costs, the then revenues in excess of WIN’S costs from the program (including all front end and back end sales of TMTT products and services) will be split 50% to WIN and 50% to TMTT. If WIN advances funds and other costs for media and or other program related expenses, WIN must first recover those funds prior to any split. The accounting for

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the product show shall be the same as for the seminar show. No guarantees or representations have been made regarding the success or results of WIN’S marketing efforts.

4.	WIN will set the pricing on both the front-end presentations (preview seminars), the back end instructional courses (fulfillments) and products, during the framing of its marketing program. TMTT will design its back end course (fulfillment) to be a three day course concurrently with the design of the marketing program and submit the outline and course manual to WIN’s personal to review and approve.

5.	TMTT will redesign its advanced courses (boot camps) to be three-day courses and work on developing its mentorship program to be a one on one, face-to-face program in the student’s city of residence. TMTT will make such changes to its advanced course concurrently with the design of the marketing program, in 3 above, and within 30 days of execution of the marketing program, shall submit the outline and course manual to WIN’s personnel to review and approve.

6.	WIN shall have the option to purchase up to 100% of the stock (or the assets) of TMTT for a price of $2,500,000, payable as follows: $500,000 upon exercise of the option and $1,000,000 payable one hundred eighty (180) days thereafter and $1,000,000 payable one hundred eighty days after the first one million was paid. The million dollar payments may be in cash or stock, or a portion thereof, at the option of WIN, however, if they are payable in stock the amount of stock can be no more than 25% of the payment and the stock shall be valued at no more than $2.00 per share and cannot be issued unless the market price in the month the payment is due has equaled or exceeded $3.00 per share. At WIN’s option forgiveness of the note payable to WIN mentioned in (1) above shall be considered cash. WIN will at the time of the exercise appoint such individuals as it sees fit to the board of directors of the TMTT companies. At the time of the acquisition, WIN will have the option to retain the corporate structure of Teach Me To Trade, LLC and/or change it as it sees fit. All documents to effect the purchase will be drafted by WIN’s counsel to WIN’s and TMTT’s satisfaction. The purchase agreement shall contain all appropriate indemnifications and representations by TMTT and WIN. WIN will secure (at its option) employment contracts from the officers of TMTT, at the time of execution of the Agreement, in such amounts and such terms as WIN and the officer’s deem appropriate in the circumstances. TMTT shall expend its best efforts to insure that existing management stays in place. WIN can exercise its option at a date any time prior to a date ending six months after the formal rollout of the operating program or one year from the effective date, whichever is sooner. Rollout of the operating program shall be when the front end

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team (preview team) is in place and scheduled and has performed (previews at least two weeks in a row)

7.	Upon WIN’s exercise of the option to purchase Stock or Assets of the TMTT, its principals Ryan Smith, Chad Miller, Charles McHenry and David Hancock, shall execute a 5 year non-compete concurrently with their employment agreements, the geography of which shall be the entire United States, the United Kingdom, Canada, Australia and South America, it being understood that the business of WIN and the business of TMTT being acquired operates within that geographic scope.

8.	A substantial amount of the performance required by TMTT and WIN under this agreement shall be performed at the offices of WIN in Lee County, Florida, including, without limitation, development of the marketing program, accounting for revenues and expenditures, reporting, review of course materials and outlines, assistance in the hiring of speakers, instructors and trainers, etc....

9.	If Maverick Trading is acquired by a third party Maverick will split with WIN on a 50/50 basis the amount of money received per client (that was brought to Maverick through WIN’s efforts, through the marketing program o other means) from the acquiring company.

10.	Representations and Warranties

A.	Teach Me To Trade, LLC., is a Utah Corporations in good standing with the state.
B.	TMTT has not or is not in violation of any state, federal or local law, and ordinance, in Utah or in any other jurisdiction in the United States or any other location it has operated now or in the past. TMTT has no pending claims, unasserted claims or any litigation whatsoever in process or contemplated to be asserted.
C.	TMTT is the owner of the its data base software and the “Tradeseeker” software free and clear of any and all liabilities and claims. TMTT has not sold, licensed or in any way permitted any other person or entity access to the software.
D.	Ryan Smith, Chad Miller, Charles McHenry and David Hancock, are the principals and sole shareholders of the stock of Maverick Holdings, LLC, Maverick Trading, LLC, Teach Me To Trade, LLC, and they have the authority to enter into a transaction of this type and are not restricted by any other agreement.
E.	All products currently sold by TMTT are owned by TMTT.
F.	TMTT except as otherwise indicated herein, the company will operate only in the ordinary course of business during the term of this agreement.

G.	During the period that the Note and Collateral Agreement remains unpaid the officers of TMTT agree not to increase their salaries or pay themselves bonuses without the consent of WIN. TMTT will not pay out any items out of the ordinary course of business during the term of this agreement. TMTT will not enter into any contracts long or short term during the term of this agreement without the express written consent of WIN.

H.	TMTT will not issue any additional shares of stock, buy back stock, or have any other transaction concerning the stock of TMTT and or any affiliate or subsidiary during the term of this agreement in excess of 10% of the issued and outstanding shares without the express written consent of WIN.

11.	TERM and TERMINATION. This Agreement shall continue in effect from the date signed for a period of one year, and will automatically renew unless cancelled by either party. Either party may cancel this agreement at any time with 30 days prior written notice. In the event this agreement is terminated and TMTT continues to use the marketing program developed in 3 above TMTT will pay to WIN and amount equal to 30% of the net profits from the marketing program. Payments shall be made on the last day of the month for the preceding months business. Net profits are defined as Gross Revenues less media costs less reasonable speakers fees, travel and meeting room costs and instructor, trainer’s fees and third party “web expenses”. Gross Revenues are all revenues brought in by the program less returns and allowances. Paragraphs 1, 3, 7, 9 & 19 shall survive the termination of this Agreement

Miscellaneous

12.	NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

WIN

Whitney Information Network, Inc.

Richard Brevoort

\President

4818 Coronado Parkway

Cape Coral, Florida 33904

TMTT:

Teach Me To Trade

Ryan Smith /President

12 West Broadway

Salt Lake City, Utah 84101

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

13.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14.	AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15.	JURISDICTION, VENUE AND APPLICABLE LAW. The laws of the State of Florida shall govern this Agreement, and all actions brought hereunder whether at law or in equity shall be brought in the Circuit Court in and for Lee County, or Broward County, Florida. Each party to this agreement hereby expressly consents to the Circuit Court of Lee County, and/or Broward County Florida, exercising general, personal jurisdiction over such party or his, her or its representative after appropriate service of process as to enable such Circuit Court to render personal judgments against that party or representative. Furthermore, the parties also agree that any and all claims arising from or in connection with the subject matter of this agreement must be brought in the Circuit Court in and for Lee County or Broward County, Florida and the parties hereby expressly waive any venue privileges, which may be asserted in connection with this agreement. In any litigation arising out of this agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

16.	ATTORNEY’S FEES. In any litigation arising out of the Agreement to be entered into, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

17.	SEVERABILITY. If any part of this Agreement is or becomes legally ineffective, invalid or unenforceable in any jurisdiction, the effectiveness, validity or enforceability of this Agreement in any other jurisdiction, or remainder of it in that jurisdiction will not be affected.

18.	DUE DILIGENCE. The Agreement and all of its terms, provisions and covenants are subject to WIN’s due diligence to be performed no later than 45 days from the Effective Date hereof.

19.

CONFIDENTIALITY.    Neither WIN or TMTT will disclose the terms of this agreement in principle, except to their respective directors, officers, agents or representatives, unless otherwise required by law or by the rules of any stock exchange on which its securities may be traded. However, WIN may make appropriate disclosures of a general nature to its employees, vendors and customers to protect the Company’s goodwill and to facilitate a closing.

20.	EFFECTIVE DATE. The effective date of this contract shall be the latter of the date last signed or the date that the materials and documents requested in item 3 are received by WIN.

21.	WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22.	EXPENSES. Each of the parties will bear their own legal costs and other expenses incurred in negotiating this agreement, preparing this document, and consummating this transaction. Any expenses incurred with respect to business advisors, brokers, legal counsel, accountants or other advisors or consultants engaged by TMTT or the Stockholders prior to the date of acquisition but not paid by that time shall be deducted from the purchase price or reimbursed immediately by the TMTT shareholders.

23.	BOARD APPROVAL. This agreement is subject to approval of the Board of Directors of WIN.

24.	BROKERS AND FINDERS. Both parties represent that there are no Brokers or Finders fees payable in connection with this agreement. Neither party has employed any broker, finder, consultant or agent or incurred any brokers fee, consultant’s fee, or finders fee or commission with respect to this agreement or the transactions contemplated with this agreement.

WHITNEY INFORMATION NETWORK, INC.

/s/ RICHARD BREVOORT
Richard Brevoort, President

Accepted and Agreed this 25 day of January 2002:

Teach Me To Trade, LLC

By	/s/ RYAN SMITH	Its	President
Ryan Smith

Maverick Trading, LLC

By	/s/ RYAN SMITH	Its	Managing Member
Ryan Smith

/s/ RYAN SMITH	/s/ CHAD MILLER
Ryan Smith, Individually	Chad Miller, Individually For TMTT Stock Only

/s/ CHARLES K. McHenry	/s/ DAVID HANCOCK
Charles McHenry, Individually	David Hancock, Individually

PROMISSORY NOTE and

COLLATERAL AGREEMENT

Principal amount $200,000.00	January 28, 2002

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to the order of Whitney Information Network, Inc. the sum of Two Hundred Thousand Dollars ($200,00.00), together with interest thereon at the rate of 8% per annum on the unpaid balance. Said sum shall be paid in the following manner:

Payable on the 1st day of each month at the rate of $4,882.58 per month beginning May 1, 2002, and continuing each month thereafter until paid in full.

This note shall be secured with the following collateral: (1) all of the assets of Teach Me To Trade, LLC, including the personal guarantee of the individual shareholders stock in each of those entities (2) a permanent, unlimited and unrestricted license to use the TMTT data base software for their own use, which license shall not expire upon repayment of the loan and (3) the “Trade Seeker” software and systems.

All payments shall be first applied to interest and the balance to principal, pursuant to the attached amortization schedule. This note may be prepaid, at any time, in whole or in part, without penalty.

This note shall at the option of the holder thereof be immediately due and payable upon the occurrence of any of the following: 1) Failure to make any payment due thereunder within 10 days of its due date; 2) Breach of any condition of any security interest, mortgage, loan agreement, pledge agreement or guarantee granted as collateral security for this note; 3) Breach of any condition of any loan agreement, security agreement or mortgage, if any, having a priority over any loan agreement, security agreement or mortgage on collateral granted, in whole or in part, as collateral security for this note; 4) Upon the death, incapacity, dissolution or liquidation of any of the undersigned, or any endorser, guarantor or surety hereto; 5) upon the filing by any of the undersigned of an assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within (30) thirty days.

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In the event this note shall be in default and placed for collection, then the undersigned agree to pay all reasonable attorney fees and costs of collection. Payments not made within five (5) days of the due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to such address as may from time to time be designated by the holder. Initially, payments shall be made to the holder at

Accounting Department, Controllers Office

Whitney Education Group, Inc.

4818 Coronado Parkway

Cape Coral, Florida 33904

The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one or more occasions shall not be an indulgence for any other or future occasion. Any modification or change in terms, hereunder granted by the holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf. The rights of the holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Florida.

Witnessed:

/s/	/s/ RYAN SMITH
Witness	Teach Me To Trade, LLC

GUARANTY

We the undersigned jointly and severally guaranty the prompt and punctual payment of all moneys due under the aforesaid note and agree to remain bound until fully paid.

In the presence of:

/s/	/s/ RYAN SMITH
Witness	Ryan Smith, Individually

/s/	/s/ CHAD MILLER
Witness	Chad Miller, Individually

/s/	/s/ DAVID HANCOCK
Witness	David Hancock, Individually

/s/	/s/ CHARLES MCHENRY
Witness	Charles McHenry, Individually